[TEMPLE-INLAND INC. LOGO]


NEWS
RELEASE----------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Doyle R. Simons
         (512) 434-3737


        TEMPLE-INLAND INC. ANNOUNCES THE CONCLUSION
                 OF CERTAIN TAX  MATTERS


     AUSTIN, TEXAS, June 26, 2003 -- Temple-Inland Inc. announced today that the Internal Revenue Service ("IRS") has concluded its examination of the Company's tax returns through 1996 including matters related to the Company's net operating losses and minimum tax credit carryforwards, which resulted from certain deductions following the Company's 1988 acquisition of Guaranty Bank and for which no financial accounting benefit had been recognized. In addition, the Company announced the resolution of certain state tax refund claims for the years 1991 through 1994.

     As a result, valuation allowances and tax accruals previously provided for these matters are no longer required. Accordingly, the Company will record a second quarter 2003 one-time tax benefit of approximately $165 million, or approximately $3.15 per diluted share. Of this one-time benefit, approximately $25 million represents expected cash refunds of previously paid taxes plus related interest. The remainder is a non-cash benefit.

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFI SM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration of Gaylord into the operations of the company; the accuracy of certain judgments and estimates concerning the company's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.